UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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TRIPLE-S MANAGEMENT CORPORATION

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Investor Relations Pre-Recorded Message

The following is a transcript of a pre-recorded message made available by Triple-S Management Corporation (“Triple-S”) on the investor relations page of its website in connection with the transaction between Triple-S and GuideWell Mutual Holding Corporation (“GuideWell”) announced by such parties on August 24, 2021 (the “Transaction”):

Before we begin this morning’s formal remarks, we’d like to remind everyone that these remarks will discuss Triple-S’s future and will include forward looking statements and information. Despite management’s best efforts, actual results may differ materially from the statements you hear on today’s call. These statements are based upon current expectations and assumptions regarding anticipated developments and other factors affecting Triple-S and are not guarantees of future performance and therefore undue reliance should not be placed upon them. For further information regarding the factors that could impact actual results with respect to the matters discussed on this call, please refer to the safe harbor statements in the news release relating to the matters that will be discussed and to Triple-S’s filings with the U.S. Securities and Exchange Commission. Triple-S disclaims any obligation to update any forward-looking statements unless required by law.

[Roberto García Rodríguez, Triple-S Management Corp. CEO:]

Today is a momentous day in Triple-S’s history.  Earlier this morning, we announced that Triple-S Management would be combining with GuideWell, the parent of Blue Cross and Blue Shield of Florida, better known as Florida Blue.

For those of you not familiar with GuideWell, their vision and culture are like ours. GuideWell companies serve over 45 million people in 45 states, and in Florida alone, serve more than 5 million members through Florida Blue, the oldest and largest health insurer in the state.

I’m convinced that together we can better serve our members and improve health care outcomes.

We are excited for of all our constituents – our shareholders, our team and most importantly, our more than 1 million members in Puerto Rico – as we prepare to transform and enhance their health care experience.

First, the combination is in our shareholders’ best interests. The transaction is being undertaken at $36 per share, a significant premium to Triple-S’s trading price and will provide our shareholders with an enhanced liquidity event.  We expect the combination, subject to regulatory approvals,  shareholder approval and other closing conditions, will close in the first half of 2022.

Second, the combination opens additional opportunities for our employees.  Upon completion of the transaction, Triple-S will be part of one of the leading providers of health services throughout the U.S., which will further strengthen our market position in Puerto Rico.  GuideWell will also invest in Triple-S, most notably with respect to our ongoing efforts to provide an integrated health care delivery system to improve affordability and ultimately, patient outcomes.  As a result, our team will have enhanced capabilities and expertise at their disposal, making them even more equipped to provide quality service to our members, and positioning us to grow Triple-S more rapidly.

While we will be a wholly owned subsidiary of GuideWell, we will continue to operate under the Triple-S brand, and our current management team is staying right here. Our providers, members and community partners can rest assured that they will be working with the exact same Triple-S team that they have come to know and trust.

Third, our members will win with this combination.  GuideWell’s values are firmly aligned with Triple-S’s values – supporting our diverse and unique communities, focusing on a local approach, and sharing our mission of providing seamless and affordable healthcare that puts the patient first.  Our members should expect to see additional healthcare solutions that fit their unique needs, as well as expanded access to healthcare. The combined company’s scale and reach will enable us to keep healthcare affordable for existing and new members as health care costs continue to rise. We’ll also be able to invest in more accessible, effective health care solutions that improve patient outcomes.

We are looking forward to joining the talented team at GuideWell, led by Pat Geraghty. We’re excited to write the next chapter of Triple-S’s storied history of improving healthcare in the communities we serve.

I want to recognize and thank the entire Triple-S team for all their efforts and dedication that have brought us to this day.  Without them, today would not be possible.

Thanks for listening in, and please reach out to us if you have questions.

Joint Website

GuideWell and Triple-S, together, launched the joint website www.BuildingHealthTogether.com in connection with the Transaction. The following are excerpts of the information available on such joint website (the “Joint Website”):

GuideWell | Triple-S Management | Florida Blue
PRESS RELEASES FILINGS FAQ MEDIA

Compelling Strategic Benefits

- Builds on deep local expertise to address the unique needs of Florida Blue's and Triple-S's diverse customers
- Accelerates GuideWell's and Triple-S's diversification and growth
- Addresses affordability and enables continued investment in accessible, effective health solutions
- Drives immediate accretion and propels long-term growth through scale advantages

Mission-Driven, Community-Focused Teams

We are committed to supporting community well-being and fully aligned in our...

- Goal of ensuring everyone has access to high-quality and affordable care
- Locally focused approach
- Belief that the best way to address the unique needs of our customers and communities is through embracing their differences and tailoring our approaches to support them
- Commitment to improving key drivers of health

GUIDEWELL TRIPLE-S MANAGEMENT Florida Blue

PRESS RELEASES FILINGS FAQ MEDIA

"The transaction expands GuideWell's core insurance operations and positions Florida Blue and Triple-S Management for significant growth and meaningful value creation for the customers and communities we serve. Florida Blue and Triple-S Management are both recognized for their high-quality, affordable health care and their actions deeply rooted in supporting community well-being. With Puerto Rico's outlook strengthening, and Florida experiencing fast-paced growth, especially in its Hispanic population, this is a natural next step."

Pat Geraghty
GUIDEWELL AND FLORIDA BLUE PRESIDENT AND CEO

"Uniting our mission-driven, community-focused teams is a great outcome for our companies, as well as for Puerto Rico and Florida, and our shareholders. We have long admired Florida Blue's locally focused approach to care, and we share their respect for the uniqueness of every community served. By partnering with a strong organization that shares our mission and approach, we will be well positioned to achieve our strategic goals, expand access and improve health care outcomes for all our members. The transaction is also clearly in the best interests of our shareholders, given the strategic fit, the significant premium to our current share price and resulting shareholder liquidity."

Roberto Garcia-Rodriguez
TRIPLE-S PRESIDENT AND CEO

GUIDEWELL TRIPLE-S MANAGEMENT Florida Blue

PRESS RELEASES FILINGS FAQ MEDIA

Frequently Asked Questions

Who is GuideWell? –

- GuideWell is a not-for-profit health solutions enterprise and the parent to a family of forward-thinking companies, including Florida Blue, that are focused on transforming health care.
- We are committed to transforming health care for our members and driving forward our mission of helping people and communities achieve better health.
- GuideWell companies serve more than 45 million people in 45 states.

Who is Florida Blue? +

Who is Triple-S? +

Why is GuideWell acquiring Triple-S? Why now? +

What does this mean for Triple-S? Will Triple-S continue to operate in Puerto Rico? +

What does this mean for members? Will members need to take any action? +

GUIDEWELL TRIPLE-S MANAGEMENT Florida Blue
PRESS RELEASES FILINGS FAQ MEDIA

Frequently Asked Questions

Who is GuideWell? +

Who is Florida Blue? +

Who is Triple-S? +

Why is GuideWell acquiring Triple-S? Why now? –

- We are committed to improving the cost, quality and access to health care for all customers, and we have a strong track record of acquiring great companies that help us do just that.
- We operate in a rapidly evolving environment, and overall health care costs continue to rise. By joining forces, GuideWell and Triple-S will add strength and scale that will enable us to address affordability and continue to invest in accessible, effective health solutions.
- Through this transaction, we are uniting Florida Blue's outstanding reputation as a trusted partner and community champion within Florida with Triple-S's extensive experience with the Puerto Rican and Hispanic communities, strong Spanish-speaking provider network and customer support capabilities, and well-established name and brand recognition in Puerto Rico.
- We're confident we will be better positioned than ever to meet the unique needs of our diverse communities.

What does this mean for Triple-S? Will Triple-S continue to operate in Puerto Rico? +

What does this mean for members? Will members need to take any action? +

The following is a transcript of a video posted on the Joint Website:

I’m Pat Geraghty, president and CEO of GuideWell and Florida Blue.

I’m thrilled to share that GuideWell, parent company of Florida Blue, is acquiring Triple-S Management Corporation, the Blue Cross Blue Shield plan and largest health insurance company in Puerto Rico.

At GuideWell, we’re a health solutions enterprise committed to transforming health care for our members and driving forward our mission of helping people and communities achieve better health. We are deeply committed to increasing access to high-quality and affordable care for all.

Florida Blue and Triple S have complementary capabilities, cultures and expertise. Joining forces will strengthen Florida Blue’s ability to grow in the Medicare Advantage segment and in the rapidly growing Puerto Rican and Hispanic segments across Commercial markets given Triple S’s strengths in both areas.

We are committed to improving key drivers of health through innovative models of care, and will work together to launch culturally relevant solutions, especially for Florida’s rapidly growing Puerto Rican and Hispanic populations.

As health care costs continue to rise, our expanded scale and reach will enable us to address affordability and continue to invest in accessible, effective health solutions. We believe bringing together our mission-driven, community-focused teams will drive great outcomes for the communities we serve in Florida and Puerto Rico.

We look forward to what we’ll be able to build on together to create healthier communities and increase access to affordable solutions.

The following is a transcript of a video posted on the Joint Website:

I’m Bobby Garcia-Rodriguez, president and CEO of Triple-S Management Corporation.

On behalf of the entire Triple-S team, I want to express how excited we are to join forces with GuideWell. In addition to creating significant value for Triple-S shareholders, this combination will allow us to build on our local expertise, legacy and complementary strengths to become an even stronger partner to our members and communities.

Triple-S serves more than a million consumers in Puerto Rico, where we are the Blue Cross and Blue Shield plan and the largest health insurance company. Like GuideWell, we are a leader in high-quality, affordable health care, and we are committed to promoting accessible care and services for all.

We are confident that with GuideWell, Triple-S will be well positioned to achieve our strategic goals, improve health care outcomes and expand access – all of which is aligned to the Triple-S aim. Following the completion of the transaction, there will be opportunities for Triple-S to leverage capabilities and expertise from across the GuideWell family of companies.

It’s also important to note that GuideWell shares our belief that local teams, with deep understanding of the local market and needs, are critical to success in the Puerto Rican market. To that end, I can assure you that Triple-S’s providers, members and community partners will continue to work with the Triple-S staff they know and trust.

In short, this is a great outcome for Triple-S shareholders, for our companies, and for our communities. We look forward to working closely with the GuideWell family to drive improved health outcomes, affordability, access and health equity in Puerto Rico and beyond.

Infographic

Letter to Blue Cross Blue Shield CEOs

GuideWell | Triple-S Management | Florida Blue

Dear Blue Cross Blue Shield CEOs,

Today, we announced that GuideWell has agreed to acquire Triple-S Management Corporation, Puerto Rico's Blue Cross and Blue Shield plan, which has the largest membership of any health insurer on the island. You can find more details on the transaction by visiting BuildingHealthTogether.com.

We believe bringing together our mission-driven, community-focused teams will drive great outcomes for Florida, Puerto Rico and the entire Blue Plan network.

Specifically, the transaction will:

- Accelerate Florida Blue's growth in Medicare Advantage and across all lines of business in Florida's rapidly growing Puerto Rican and Hispanic populations;
- Position Florida Blue and Triple-S for significant growth and meaningful value creation for the customers and communities we serve;
- Build on both companies' deep local expertise to address the unique needs of our diverse customers, driving improved health outcomes, affordability, access and health equity; and
- Create a leading provider of Medicare in the United States, enabling us to better compete against other insurers in Florida and Puerto Rico.

We strongly believe in the benefits and opportunities this combination will create. As leaders in our industry, we want to share them with you. Please feel free to reach out to us so we can schedule time for a discussion.

We are excited about the opportunity to build on our complementary strengths and shared commitments, and to continue to empower consumers in Florida and Puerto Rico to take charge of their health and health care.

Best,

Pat   Bobby

Forward-looking Statements

Social Media Posts

The following posts were made available via social media platforms by Triple-S and Roberto Garcia-Rodriguez, CEO of Triple-S, on August 24, 2021:

Communication to Employees

The following communication was sent by Roberto Garcia-Rodriguez, CEO of Triple-S, to employees of Triple-S on August 24, 2021:

Dear Colleagues,

It is with great excitement that I inform you that at Triple-S we are taking a significant step in our more than 60 years of history. Together with GuideWell, the parent company of Florida Blue, we are announcing that we will join our companies to transform the experience of our policyholders in Puerto Rico and Florida.

This transaction, in which GuideWell acquires Triple-S Management and its subsidiaries, has already been approved by our respective Boards of Directors and now requires, the final approval from the regulatory agencies. Once approved, this union will strengthen our ability to serve our policyholders and other key constituents.

GuideWell Mutual Holding Corporation is a not-for-profit company serving 45 million people in 45 states. And its subsidiary Florida Blue, the oldest and largest healthcare insurance company in the state of Florida, takes care of many Puerto Ricans living in Florida.

With this historic union, we will not only benefit from GuideWell’s capabilities and expertise to serve our policyholders and customers, but we will have additional investment to accelerate our growing initiatives, expand our product offerings and focus on achieving greater accessibility. In addition, our experience and expertise will support Florida Blue to serve the needs of the Puerto Rican and Hispanic growing population in their market.

It should be noted that GuideWell is a very perceptive company attending local needs and is willing to learn from the diverse markets it serves. And precisely, in recognition of our legacy and the local roots of our brand, in Puerto Rico we will continue to operate under the Triple-S name, of which we are all very proud.

Beyond the many advantages of this transaction, I would also like to mention Triple-S' strong affinity with Florida Blue. First, both companies are part of the BlueCross BlueShield Association, focused on providing access to quality healthcare, and second, our commitment to the communities we serve. In addition, we were both born as not-for-profit organizations and have a long history of serving our respective markets. I know that over time, you will come to realize how much we complement each other in our values, our culture, and the strengths we both bring to this union.

We are excited about the innumerable possibilities this transaction opens for serving our respective communities. Together with GuideWell, we at Triple-S can transform our policyholders' experience with innovative care and services, achieve greater equity and accelerate our initiatives. Also, new opportunities will arise for us as employees.

Ahead of us is a new era of service, growth, and renewed commitment to the communities we serve.

Bobby

* * * * * * * * * * * * * * * * * * * * * * * * *

Forward-looking Statements

Certain statements contained in this communication are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future, not past or historical events. Without limiting the foregoing, the words “anticipate(s),” “believe(s),” “estimate(s),” “expect(s),” “feel(s),” “forecast(s),” “intend(s),” “may,” “potential,” “plan(s),” “predict(s),” “project(s),” “seek(s),” “should,” “would,” “will,” and similar expressions (including the negative thereof) are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Triple-S Management Corporation (“Triple-S”) intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although Triple-S believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions when made, there is no assurance that such assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, the risk that Triple-S fails to obtain the required vote of Triple-S’s shareholders; the risk that of a significant delay in consummating the proposed transaction; the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval or a Blue Cross and Blue Shield Association approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the impact of COVID-19 on global markets, economic conditions, the health care industry and our results of operations, which is unknown, and the response by governments and other third parties; the inability to predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the impact of COVID-19; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs; disasters or epidemics; provider, territory, state, federal, foreign and other contract changes and timing of regulatory approval of contracts; the outcome of legal and regulatory proceedings; the diversion of management time on transaction-related issues; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that potential litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification or liability; unexpected costs, charges or expenses resulting from the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of Triple-S; and the risk that the proposed transaction and its announcement could have an adverse effect on Triple-S’s ability to contract with providers and retain and hire key personnel; as well as risk factors listed from time to time in Triple-S’s filings with the Securities and Exchange Commission (the “SEC”). Triple-S cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Triple-S disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information and Where to Find It

This communication relates to a proposed transaction between Triple-S and GuideWell Mutual Holding Corporation (“GuideWell”). In connection with this proposed transaction, Triple-S may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document Triple-S may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF TRIPLE-S ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Triple-S. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Triple-S through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Triple-S will be available free of charge on Triple-S’s internet website at https://investors.triplesmanagement.com or by contacting Triple-S’s primary investor relations contact by email at investorrelations@ssspr.com or by phone at (787)749-4949. Copies of documents filed with the SEC by GuideWell will be made available free of charge on GuideWell’s website at www.guidewell.com.

Participants in Solicitation

Triple-S, GuideWell, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Triple-S is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 26, 2021, its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 18, 2021, certain of its Quarterly Reports on Form 10-Q and certain of its Current Reports filed on Form 8-K. Information about the directors and executive officers of GuideWell is set forth on its website at www.guidewell.com/who-we-are.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.